Exhibit 10.27.1

Western Coal Corp.
Suite 1000 - 885 Dunsmuir Street
Vancouver, BC V6C 1N5

www.walterenergy.com

October 28, 2011

Attention: James (Jim) Griffin

RE: Change of Terms and conditions of employment

Dear Jim,

This is to confirm our conversation earlier this week when I informed you that we are pleased to confirm the following terms:

1.       Until December 31, 2012 you will be entitled to 2 family unification trips per month. The Company will meet any tax obligations as a result of this;

2.       The Company will continue to provide you with accommodations until December 31, 2012. The Company will meet any tax obligations as a result of this;

3.       You will be eligible to receive tax consultations with the Company’s Canadian tax service provider for the 2011 and 2012 tax years. You are responsible for ensuring that you understand the tax implications directly associated with your personal assets and investments.

4.       Your salary will be paid in US dollars; and

5.       All benefits, terms and conditions of your employment agreement will remain in effect and unchanged. (except as stated in the extension letter dated Oct. 28, 2011)

Please sign a copy of this letter in the space provided and return to Tanya McCarthy, Human Resources Business Partner. Thank you.

Sincerely,

/s/ Graham Foyle-Twining
Graham Foyle-Twining
Global Head of HR and Organizational Development

I accept the offer as outlined above.

/s/ James (Jim) Griffin	Nov. 9, 2011
James (Jim) Griffin	Date